EXHIBIT 99.2

EastBridge Investment Group and CBMG attended SeeThruEquity Investor Conference in New York

PHOENIX, AZ, (December 12, 2012) - EastBridge Investment Group Corporation (OTCQB: EBIG), a provider of financial consulting services to companies in Asia (“EastBridge”), announced that management teams of EastBridge and Cellular BioMedicine Group, Ltd attended an investor conference held in New York city on December 4, 2012, organized by SeeThruequity.

Keith Wong, CEO of EastBridge, commented, “Led by a team of seasoned management personnel and scientists, CBMG has developed cellular medicine technologies featuring autologous and allogeneic platforms. In collaboration with multiple Chinese AAA hospitals, CBMG has a pipeline of clinical trials including treatments for knee osteoarthritis, rheumatoid arthritis and lupus disease. Its cancer treatment therapies under development feature cytokine-induced killer (CIK) cells.  In addition, it is also working on a tumor cell targeted dendritic cells (TC-DC) clinical trial on liver cancer.”

Steve Liu, CEO of CBMG, added, “We are very happy to see the response from the conference attendees to our presentation. Overall, we believe that our multiple platforms of stem cell based future products offer CBMG an engine for future growth.”

About Cellular Biomedicine Group
Cellular Biomedicine Group, Ltd. is involved in the development of cell therapies for the treatment of certain cancer and degenerative diseases. Its developmental stem cell, progenitor cell, and immune cell projects are the result of collaborative research and development between scientists and doctors from the U.S. and China. Its flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com

About EastBridge
EastBridge Investment Group focuses on high-growth companies in Asia, offering assistance with all aspects of IPOs, joint ventures and merchant banking services.  EastBridge targets industries in the fields of electronics, real estate, auto, metal, energy, environmental, bioscience and retail food distribution. To learn more about EastBridge Investment Group go to our web site: www.EbigCorp.com. To receive EBIG's email alert, send a blank email to info@EbigCorp.com.

Forward-Looking Statements
Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although EastBridge and CBMG believe the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that the announced merger will in fact be consummated or that future results, levels of activity, performance or achievements will be obtained. Neither EastBridge nor CBMG has any obligation to update these forward-looking statements other than as required by law.

Contact:
Norm Klein, EastBridge Investment Group Corp.
480-966-2020, nklein@EbigCorp.com

Investor Contact:
Jeff Ramson, ProActive Capital Group
646-863-6893, jramson@proactivecrg.com